UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

January 3, 2008

MOBILEPRO CORP.
___________
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202
Bethesda, MD 20817
___________
(Address of principal executive offices) (Zip Code)

(301) 315-9040
___________
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 3, 2008, the Registrant entered into an Amendment to the Promissory Note (the “Amended Note”) in the principal amount of $2.0 million issued under the Purchase Agreement dated June 29, 2007 by and between the Registrant and United Systems Access, Inc. (“USA”). Pursuant to the terms of the Amended Note USA paid Registrant $500,000 on January 4, 2008 and is required to pay $500,000 on or before January 11, 2008. The balance of the principal amount, together with interest accruing at the rate of 7.75% per annum, is due on the earlier of the closing of the Purchase Agreement for the competitive local exchange carrier (“CLEC”) business or March 31, 2008. The closing for the CLEC business is scheduled to take place following receipt of the necessary regulatory approvals. The payment received by the Registrant on January 4, 2008 was used to partially repay principal amounts due and owing to YA Global Investments, L.P. (“YA Global” f/k/a Cornell Capital Partners, L.P.) under certain convertible debentures. Following the January 4, 2008 payment, the principal balance owed by the Registrant to YA Global under the convertible debentures is approximately $13.6 million.

The preceding description of the Amended Note is only a summary and is qualified in its entirety by reference to the Amended Note, a copy of which is attached to this filing as Exhibit 10.1 and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to the Promissory Note dated as of January 3, 2008 by and between Mobilepro Corp. and United Systems Access, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Jay O. Wright
Jay O. Wright
Chief Executive Officer MOBILEPRO CORP.

Date: January 8, 2007